Anhydride Petroleum (Canada) Inc.
Box 685, 440 — 10816 MacLeod Trail S.
Calgary, Alberta T2J-5N8

Fax: (403) 201-8971

January 17, 2003

PNG Ventures, Inc.Vancouver,
British Columbia

Attention: Alan Brown, President

Re:    Athabasca Oil Prospect Letter Agreement

This letter agreement supercedes any and all prior letter agreements.

Anhydride Petroleum (Canada) Inc. (“APC”), a wholly owned subsidiary of Uranium Power Corporation and PNG Ventures, Inc. (“PNG”) settled this agreement whereby PNG may earn a working interest in a well known as the AOC 7-32-89-10 W4M together with certain petroleum and natural gas licenses located in North East Alberta and beneath the Athabasca Tar Sands.

All funds are stated in Canadian dollars.

PNG shall issue to Uranium Power Corporation 750,000 restricted common shares of PNG upon PNG’s receipt of the subscription agreement duly signed by Uranium Power Corporation in the form attached hereto as Schedule “B”. Such shares to have piggyback registration rights;

I — Interest in the 7-32 Well

A.

Subject to a 9.5% gross over riding royalty payable to third parties, PNG may earn up to a 12.5% working interest before payout reduced to a 9.375% working interest after payout in the AOC 7-32-89-10 W4M well (the “7-32 Well”) by paying 12.5% of the costs associated with the 7-32 Well through to abandonment or completion on the following schedule:

1)	$100,591.86 on December 24, 2002 (paid); and
2)	$82,000.00 by 11:00 a.m. on January 17, 2003.

Notwithstanding this paragraph A, PNG’s working interest in the 7-32 Well before and after payout is subject to dilution as described in paragraphs D, E and J below.

B.	All payments to APC shall be made by delivery to Mr. George Orr by way of bankdrafts or solicitor's trust cheques made payable to APC.

C.	Deleted.

D.

This agreement expressly contemplates that 12.5% of the 7-32 Well costs shall exceed $182,591. PNG will have 7 business days after its receipt of a written notice to pay its share of the additional costs. In no event will PNG be required to make payment before February 11, 2003.

As at January 17, 2003 it is estimated 12.5% of the 7-32 Well costs exceed the $182,591 amount by $32,500, which is payable on or before 4:00 p.m. February 11, 2003. APC intends to conduct further operations affecting the 7-32 Well beyond that conducted during the deepening operations. Prior to commencement of any and all subsequent operations APC shall deliver to PNG an Authority for Expenditure (“AFE”) estimating PNG’s share of costs associated with the proposed operations.

In the event PNG fails to pay the $32,500 or the AFE costs on the later of February 11, 2003 and 7 business days after delivery to PNG of the written AFE by APC, PNG’s interest ownership of 7-32 Well will be proportionately diluted and its interest in the Property (as defined in paragraph K below) will be additionally diluted. PNG will then have no further rights to participate in the 7-32 Well unless it is current in paying its 7-32 Well costs when they are due and payable in accordance with this agreement.

E.

Within forty-five days following the earlier of completion or abandonment of the 7-32 Well. a formal calculation of the actual interest earned by PNG will be provided by APC. Any excess of costs paid by PNG at APC’s election maybe returned to PNG in cash or converted into additional working interests. See Schedule “A” attached.

F.

APC and or Uranium Power Corporation have incurred certain third party expenses on behalf of PNG, such as for news releases, such costs to be netted against amounts paid in calculating PNG’s pro-rata interest earned. Such costs are agreed to not exceed $3,500.

G.	APC to be the operator of the 7-32 Well.

H.	PNG shall pay its ongoing proportionate share of all license and surface rentals, taxes and/or any Government fees and assessments related to the 7-32 Well.

I.

The parties shall execute a formal 1990 CAPL Agreement (Canadian Association of Petroleum Landmen) and a PASC 1988 Accounting Procedure Agreement not later than 45 days after the date the completion or abandonment of 7-32 Well. APC and PNG agree to the elections described in Schedule “C” 1990 CAPL Agreement Optional Choices in 1990 CAPL attached hereto and the elections described in Schedule “D” 1988 PASC Accounting Schedule Optional Choices in 1988 PASC attached hereto.

II — Additional Lands

J.

Provided the $82,000 is paid by PNG to APC on January 17, 2003, PNG shall have the right, subject to a 9.5% gross over riding royalty payable to third parties, to earn up to a 12.5% working interest before payout and 9.375% working interest after payout in the Property (as defined in paragraph K below) by paying to APC $67,500 (the “Property Payment”) on or before 1 p.m. Pacific January 31, 2003, such interest subject to pro-rata dilution (as calculated pursuant to Schedule “A”) if PNG does not maintain a 12.5% working interest before payout and a 9.375% working interest after payout in the 7-32 Well.

K.	The additional lands include the following:

1.

the Athabasca Prospect covering 96 sections located within Township 89 and 90 Ranges 10 and 11, West of the 4th Meridian (below the Woodbend formation) and more particularly known as Petroleum and Natural Gas license numbers 5401070160, 5401070162, 541070163 and 5494040101 (which includes the 7-32 Well);

2.

the Firebag Prospect covering 31 sections located 85 Kilometers North East of the Athabasca Prospect by Petroleum and Natural Gas License Numbers 5401090094 and 5401100080 (below the Woodbend formation); and

3.

an area of mutual interest which shall include all lands within Townships 86 to 102 inclusive, ranges 5 to 13 West of the 4th Meridian in the Province of Alberta (the “AMI”) in which PNG shall have the right to participate in the purchase of additional licenses as to its proportionate share. If PNG acquires any petroleum and natural gas licenses within the AMI it will offerthe licences to APC at PNG’s cost including expenses, (collectively, defined as the “Property”).

L.	The Property Payment described in paragraph J will be included in the 7-32 Well costs.

M.	PNG shall pay its ongoing proportionate share of all license and surface rentals, taxes, and any Government fees and assessments on the Property.

N.

APC undertakes that the six petroleum and natural gas Licenses referred to in paragraph K are free and clear of any encumbrances and the annual government rentals have been paid and that the Property represents all of APC’s current interests in north-eastern Alberta.

O.	APC is the operator of the Property.

P.	Notices – Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or telecopied to the party to whom it is given at:

(a)	if to APC:
Anhydride Petroleum (Canada) Inc. Box 685, 440 - 10816 MacLeod Trail S. Calgary, Alberta T2J 5N8 Attention: Doug W. Cannaday, President Telecopier no. (403) 201-8971

(b)	if to PNG:
PNG Ventures Suite 205 — 1271 Howe Street Vancouver, British Columbia V6Z 1R3 Attention: Alan Brown, President Telecopier no. (604) 687-6652

This agreement may be executed by the parties hereto in as many counterparts as may be necessary or by telecopied facsimile and each such agreement or telecopied facsimile so executed shall be deemed to be an original and, provided that all of the parties have executed a counterpart, such counterparts together shall constitute a valid and binding agreement, and notwithstanding the date of execution shall be deemed to bear the date as set forth below.

Time shall be of the essence of this Agreement and of every covenant, agreement, and condition contained in this agreement.

In Witness whereof the parties have executed this letter agreement effective the 17th day of January 2003.

Anhydride Petroleum (Canada) Inc.

_________________________
Doug Cannaday, President

PNG Ventures, Inc.

_________________________
Alan Brown, President

Schedule “A”

A)	Formula for calculating working interest before payout:

  12.5% * (Paid 7-32 Well cost + Paid Property Payment)
(Total 7-32 Well cost + Property Payment)

B)	Formula for calculating working interest after payout:

  9.375% * (Paid 7-32 Well cost + Paid Property Payment)
(Total 7-32 Well cost + Property Payment)

C)

For example, if PNG stops payments after January 17, 2003 and has paid $182,591, PNG will have 12.5% working interest before payout and a 9.375% working interest after payout, subject to dilution related to total 7-32 Well costs through to the earlier of the 7-32 Well’s completion or abandonment and the Property Payment.

As an example, if the Total 7-32 Well costs are as follows:

Paid by PNG as of January 18, 2003	$182,591
Estimated additional costs to January 17, 2003	32,500
Estimated complete or abandonment $400,000 @12.5%	50,000

Estimated Total 7-32 Well costs	$265,091

and Property Payment not made then PNG would have earned a 6.862% working interest before payout as follows:

         12.5% * ($182,591 + $0)
($265,091 + $67,500)

and which reduces to a 5.147% working interest after payout in the 7-32 Well only.

By making the Property Payment on January 31, 2003 PNG will have earned the right to participate in both the 7-32 Well and the Property.

Thus, should PNG make the Property Payment on January 31, 2003 and no other payments relating to the 7-32 Well, then its working interest before payout in both the 7-32 Well and Property will be 9.400% which reduces after payout to7.050%.

If PNG makes the January 31, 2003 Property Payment and 12.5% of the 7-32 Well costs to abandonment or completion, it will have earned a 12.5% working interest before payout which reduces to a 9.375% working interest after payout in both the 7-32 Well and Property.